Exhibit 99.1

Investor Relations 314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Fourth Quarter 2022 Results

Achieves record net income in 2022 of more than $1.3 billion, or $63.88 per diluted share

Achieves a 13-percent sequential improvement in average metallurgical segment unit cost in Q4

Declares a quarterly cash dividend of $58.0 million, or $3.11 per share

Deploys $160.2 million to repurchase 689,593 shares and settle incremental convertible debt

ST. LOUIS, February 16, 2023 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $470.5 million, or $23.18 per diluted share, in the fourth quarter of 2022, which included an income tax benefit of $253.3 million primarily associated with the release of a valuation allowance on the company’s deferred tax assets, compared with net income of $226.6 million, or $11.92 per diluted share, in the prior-year period. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations (ARO), and non-operating expenses (“adjusted EBITDA”) 1 of $256.5 million in the fourth quarter of 2022, which included a $3.9 million non-cash mark-to-market gain associated with its coal-hedging activities. This compares to $304.4 million of adjusted EBITDA in the fourth quarter of 2021, which included a $31.3 million non-cash mark-to-market gain associated with its coal-hedging activities. Revenues totaled $859.5 million for the three months ended December 31, 2022, versus $805.7 million in the prior-year quarter.

In the fourth quarter and full year 2022, Arch made significant progress on numerous strategic priorities and objectives, as the company:

•	Capped off 2022 with Q4 net income of $470.5 million, resulting in record net income for the full year of $1.3 billion, or $63.88 per share

•	Generated adjusted EBITDA of $256.5 million in Q4, representing a 15-percent sequential improvement over Q3, and finished full year 2022 with record adjusted EBITDA of $1.3 billion

•	Deployed a total of $160.2 million in Q4 to repurchase 689,593 shares of common stock as well as to extinguish incremental convertible debt and thus limit future dilution

•	Increased the aggregate amount deployed in the capital return program since its February 2022 relaunch to $881.3 million, inclusive of the just announced March 2023 dividend

•	Ended 2022 with a net positive cash position of $95.8 million, compared to a net debt position of $265.4 million at the beginning of 2022

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

“The Arch team capped off a record-setting 2022 with another strong quarter of operating momentum, cash generation and shareholder returns,” said Paul A. Lang, Arch’s CEO and president. “In Q4, our core metallurgical segment delivered significantly improved sales volumes, unit costs, and cash margins, reflecting ongoing progress in both operating conditions and productivity rates at Leer South. Just as importantly, we continued to lay the foundation for still further operating improvements in the segment as we proceed through 2023.”

“In addition to these strong operating results, Arch once again demonstrated the powerful value-driving capabilities of its recently relaunched capital return program,” Lang added. “Including today’s dividend declaration, Arch has now returned a total of $881.3 million to shareholders since the relaunch of the program in February 2022, including $514.4 million in dividends and $366.9 million in share buybacks and convertible debt settlements.”

Arch ended 2022 with 17.6 million shares of common stock outstanding and only 8.5 percent of its original convertible security balance – or approximately $13.2 million in principal-yet-to-be-settled. In total, Arch has used the “second 50 percent” of discretionary cash generated since the relaunch of the shareholder return program to reduce dilution by approximately 2.9 million shares. Notably, by prioritizing settlement of the convertible securities over share buybacks, Arch avoided incremental dilution of nearly 600,000 shares that would have resulted from increases in the conversion rate stemming from the 2022 dividend payments.

Since the beginning of 2022, Arch has generated more than $1.2 billion in cash provided by operating activities; deployed a total of $881.3 million under its capital return program inclusive of the $58.0 million dividend payable in March 2023; fortified the balance sheet via the reduction of $427.8 million of indebtedness; contributed $116.0 million to its industry-first thermal mine reclamation fund, increasing the balance to $136.0 million; and returned the balance sheet to a net positive cash position of $95.8 million.

“In short, the team’s strong results validate our clear, consistent and actionable plan for value creation,” Lang said.

Financial and Liquidity Update

Based on the continuing strength in Arch’s operating performance and in keeping with its capital return formula, the board has declared a total quarterly dividend of $58.0 million, or $3.11 per share, which is equivalent to 50 percent of Arch’s fourth quarter discretionary cash flow. The board intends to continuously evaluate – and drive forward with – the most value-creating uses for the “other 50 percent” of the company’s discretionary cash flow, including additional share buybacks.

Arch ended 2022 with cash, cash equivalents and short-term investments of $273.1 million, total liquidity of $400.8 million, and a net positive cash position of $95.8 million.

As indicated, Arch invested $101.3 million during the quarter to repurchase 689,593 shares at an average price of $146.89 per share. In addition, the company deployed $58.9 million to repurchase convertible debt securities with an aggregate principal amount of $12.0 million, thus reducing future dilution by 377,937 shares. In total, Arch has now extinguished approximately 91.5 percent – or $142.1 million in principal – of its convertible debt securities, leaving just $13.2 million in principal outstanding.

“We are pleased with the tremendous progress we have made – over a very short timeframe – in driving significant incremental value for our shareholders via our multi-faceted capital return program,” said Matthew C. Giljum, Arch’s chief financial officer. “This progress serves to further underscore Arch’s substantial cash-generating capabilities since the expansion of our coking coal portfolio.”

As previously discussed, Arch has created a thermal mine reclamation fund that it is using to pre-fund and defease the long-term mine closure and reclamation obligations of its Powder River Basin operations. Inclusive of a $6.0 million contribution to this fund in the fourth quarter, the company has reached its approximate initial target funding level of $136.0 million.

Reaffirmation of Capital Allocation Model

In February 2022, Arch announced a new capital allocation model that includes the return to stockholders of 50 percent of the prior quarter's discretionary cash flow – defined as cash flow from operating activities after contributions to the thermal mine reclamation fund and less capital expenditures – via a variable quarterly cash dividend in conjunction with a fixed quarterly cash dividend.  The company plans to deploy the remaining discretionary cash flow for use in share buybacks, the repurchase of potentially dilutive securities, special dividends, and/or capital preservation.

Arch generated $194.3 million in cash provided by operating activities in the fourth quarter, reflecting strong operating results in its core metallurgical segment, logistical challenges at its legacy thermal assets, a significant increase in working capital related principally to timing issues, and a $6.0 million contribution to its thermal mine reclamation fund. The company deployed $78.2 million for capital expenditures, resulting in total discretionary cash flow for the quarter of $116.1 million. The fourth quarter dividend payment of $3.11 per share – which includes a fixed component of $0.25 per share and a variable component of $2.86 per share – is payable on March 15, 2023 to stockholders of record on February 28, 2023.

Over the past 25 quarters – and inclusive of the program’s first phase – Arch has now deployed a total of more than $1.8 billion under its capital return program.

“While the board continuously evaluates the optimal use of discretionary cash flow, we view the current capital return program and allocation model as appropriate, durable and well-aligned with shareholder interests and preferences, and expect the capital return program to remain the centerpiece of our value proposition going forward,” Lang said.

As of December 31, 2022, Arch had $341.2 million of remaining authorization under its existing $500.0 million share repurchase program.

Operational Update

“As expected, the Leer South mine executed at much-improved productivity levels during Q4 as the longwall advanced into progressively more advantageous geologic conditions,” said John T. Drexler, Arch’s chief operating officer. “Due in large part to this improved performance, Arch’s core metallurgical segment as a whole achieved a greater than 15 percent sequential increase in coking coal sales volumes in Q4 and comparable improvements in both unit costs and operating margins. The team expects to build upon this significant progress in 2023, with further increases in our quarterly production volumes as well as incremental improvements in our average unit cost.”

		Metallurgical
	4Q22	3Q22	4Q21
Tons sold (in millions)	2.3	1.9	2.0
Coking	2.1	1.8	1.9
Thermal	0.1	0.1	0.1
Coal sales per ton sold	$179.98	$181.34	$198.26
Coking	$187.77	$189.50	$206.28
Thermal	$74.92	$23.87	$24.99
Cash cost per ton sold	$86.83	$100.27	$86.38
Cash margin per ton	$93.15	$81.07	$111.88

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Leer, Leer South, Beckley and Mountain Laurel.

Even with a small decline in its average realization, Arch’s metallurgical segment achieved a 15-percent sequential increase in its per-ton cash margin during the fourth quarter, due largely to a 13-percent improvement in its average unit cost. Arch expects coking coal shipments to remain relatively flat in the first quarter of 2023, followed by incremental increases in subsequent quarters. Arch expects overall coking coal sales volumes to be in the range of 8.9 to 9.7 million tons for full year 2023.

	Thermal
	4Q22	3Q22	4Q21
Tons sold (in millions)	16.1	18.4	18.8
Coal sales per ton sold	$19.58	$19.94	$15.41
Cash cost per ton sold	$15.73	$14.76	$11.84
Cash margin per ton	$3.85	$5.18	$3.57

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under "Reconciliation of non-GAAP measures."

Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

Arch’s legacy thermal segment experienced a significant step-down in shipping volumes during Q4 primarily due to further deterioration in already poor western rail service. Reduced volumes also served to drive the segment’s unit costs higher, leading to a 26-percent sequential decline in average margin for the quarter. During 2022, the legacy thermal segment generated a total of $353.9 million in adjusted EBITDA while expending just $28.6 million in capital.

ESG Update

During the fourth quarter, Arch maintained its exemplary environmental, social and governance (ESG) performance. Arch’s subsidiary operations achieved an aggregate total lost-time incident rate of 0.44 per 200,000 employee-hours worked during Q4, which was approximately five times better than the industry average, and recorded zero environmental violations and zero water quality exceedances. In total, Arch’s subsidiary operations have now operated a total of nearly three years without a single water quality exceedance.

During 2021 and 2022, Arch completed approximately 75 percent of the final reclamation work at its Coal Creek operation in the Powder River Basin of Wyoming, leaving only a small disturbed area related to that mine’s still-active pit. As previously discussed, Arch reached the initial targeted balance for its industry-first thermal mine reclamation fund, which ensures that the necessary cash will be on hand to perform final reclamation work when active mining ceases. As a result of the extensive work performed at Coal Creek in recent quarters, the State of Wyoming awarded the operation its highest reclamation honor – the 2022 Excellence in Reclamation Award. In addition, Arch increased its financial support of the University of Wyoming’s School of Energy Resources, including the important work that institution is doing in the reclamation science arena.

Market Update

Global metallurgical markets remain well-supported at present even as broader macro-pressures continue to weigh on the global steel sector. Global hot metal output in the world excluding China declined nearly 9 percent in 2022, according to the World Steel Association, due in large part to the idling of global steelmaking assets in the face of weak demand and soft pricing. However, steel prices have improved around 30 percent in key steelmaking regions since bottoming in Q4, and a number of previously idled mills are now in the process of restarting. In keeping with these improving market dynamics, the price of High-Vol A coking coal on the U.S. East Coast is currently being assessed at $325 per metric ton.

Global thermal markets also remain constructive, even in the wake of a significant correction since the start of Q4. In the Pacific region, the prompt price for thermal coal loaded into a vessel in New South Wales stands at around $220 per metric ton, and thermal coal delivered into northern Europe is being marked at approximately $135 per metric ton.

Arch continues to view under-investment in new and replacement coal supply as the single most important driver behind persistently constructive coal market dynamics. In 2022, Australian coking coal exports were down more than 5 percent, or nearly 9 million tons, when compared to the already weak levels of 2021. Meanwhile, coking coal output in the U.S. and Canada increased only slightly on a year-over-year basis, and ongoing hostilities in Ukraine continue to constrain Russian supplies while injecting still greater uncertainty into the overall global coal supply equation. The supply story is much the same in thermal coal markets.

In short, while broader macro-concerns represent a question mark in near-term market dynamics, Arch views the intermediate to long-term market outlook for global steel, metallurgical coal and thermal coal markets as positive and constructive.

Looking Ahead

“With our highly competitive coking coal portfolio, expanding customer base in the world’s fastest growing steel markets, cash-generating legacy thermal assets, and demonstrated ESG leadership, Arch is exceptionally well-positioned to continue to generate significant amounts of discretionary cash through 2023 and beyond, and to use that cash to reward stockholders via the clearly articulated tenets of our capital return formula,” Lang said.

	2023
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	8.9	-	9.7
Thermal	66.0	-	74.0
Total	74.9		83.7

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.0	$188.48
Committed, Unpriced Coking North American			0.3
Committed, Priced Coking Seaborne			0.2	$166.47
Committed, Unpriced Coking Seaborne			4.1
Total Committed Coking			5.6

Committed, Priced Thermal Byproduct			0.1	$81.64
Committed, Unpriced Thermal Byproduct			0.1
Total Committed Thermal Byproduct			0.2

Average Metallurgical Cash Cost				$79.00 - $89.00

Thermal (in millions of tons)
Committed, Priced			68.2	$17.50
Committed, Unpriced			2.1
Total Committed Thermal			70.3
Average Thermal Cash Cost				$13.50 - $15.00

Corporate (in $ millions)
D,D&A	$155.0	-	$165.0
ARO Accretion	$17.0	-	$21.0
S,G&A - Cash	$72.0	-	$76.0
S,G&A - Non-cash	$24.0	-	$28.0
Net Interest Expense	$0.0	-	$5.0
Capital Expenditures	$150.0	-	$160.0
Cash Tax Payment (%)	0.0	-	5.0
Income Tax Provision (%)	10.0	-	15.0

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2023.

Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and future plans, and often contain words such as “should,” “could,” “appears,” “estimates,” “projects,” “targets,” “expects,” “anticipates,” “intends,” “may,” “plans,” “predicts,” “believes,” “seeks,” “strives,” “will” or variations of such words or similar words. Actual results or outcomes may vary significantly, and adversely, from those anticipated due to many factors, including: continuing or further deterioration, lack or loss of availability, reliability and cost-effectiveness of rail service, terminal usage, or other transportation facilities and fluctuations in transportation costs; inflationary pressures and availability and price of mining and other industrial supplies; changes in coal prices, which may be caused by numerous factors beyond our control, including changes in the domestic and foreign supply of and demand for coal and the domestic and foreign demand for steel and electricity; volatile economic and market conditions; operating risks beyond our control, including risks related to mining conditions, mining, processing and plant equipment failures or maintenance problems; weather and natural disasters; the unavailability of raw materials, equipment or other critical supplies, mining accidents, and other inherent risks of coal mining that are beyond our control; the effects of foreign and domestic trade policies, actions or disputes on the level of trade among the countries and regions in which we operate, the competitiveness of our exports, or our ability to export; competition, both within our industry and with producers of competing energy sources, including the effects from any current or future legislation or regulations designed to support, promote or mandate renewable energy sources; alternative steel production technologies that may reduce demand for our coal; the impact of changes in coal industry purchasing patterns on our ability to secure new coal supply arrangements or to renew existing coal supply arrangements; the loss of, or significant reduction in, purchases by our largest customers; disruptions in the supply of coal from third parties; risks related to our international growth; the availability and cost of surety bonds, including potential collateral requirements; the availability, cost, and adequacy of insurance coverage for our business risks; our relationships with, and other conditions affecting our customers and our ability to collect payments from our customers; additional demands for credit support by third parties and decisions by banks, surety bond providers, or other counterparties to reduce or eliminate their exposure to the coal industry; inaccuracies in our estimates of our coal reserves; defects in title or the loss of a leasehold interest; losses as a result of certain marketing and asset optimization strategies; cyber-attacks or other security breaches that disrupt our operations, or that result in the unauthorized release of proprietary, confidential or personally identifiable information; our ability to acquire or develop coal reserves in an economically feasible manner; our ability to pay dividends or repurchase shares of our common stock in accordance with our announced intent or at all; the loss of key personnel or the failure to attract additional qualified personnel and the availability of skilled employees and other workforce factors; impacts of the COVID-19 pandemic; existing, proposed and future legislation and regulations affecting our business or our customers’ coal usage, including those increasing requirements to fund or provide security for liabilities or other obligations; governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; increased pressure from political and regulatory authorities, along with environmental and climate change activist groups, and lending and investment policies adopted by financial institutions and insurance companies to address concerns about the environmental impacts of coal combustion; increased attention to environmental, social or governance matters; our ability to obtain and renew various permits necessary for our mining operations; risks related to regulatory agencies ordering certain of our mines to be temporarily or permanently closed under certain circumstances; risks related to extensive environmental regulations that impose significant costs on our mining operations, and could result in litigation or material liabilities; the accuracy of our estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by us; and risks related to tax legislation. All forward-looking statements in this press release, as well as all other written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this section and elsewhere in this press release. These factors are not necessarily all of the important factors that could cause actual results or outcomes to vary significantly, and adversely, from those anticipated at the time such statements were first made. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results and outcomes to be materially, and adversely, different than those expressed in our forward-looking statements. For these reasons, readers should not place undue reliance on any such forward-looking statements. These forward-looking statements speak only as of the date on which such statements were made, and we do not undertake, and expressly disclaim, any duty to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by the federal securities laws. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Revenues	$859,464	$805,697	$3,724,593	$2,208,042

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	580,851	490,775	2,338,863	1,579,836
Depreciation, depletion and amortization	34,352	35,886	133,300	120,327
Accretion on asset retirement obligations	4,431	5,437	17,721	21,748
Change in fair value of coal derivatives and coal trading activities, net	(3,870)	(31,323)	1,274	(2,392)
Selling, general and administrative expenses	26,084	25,663	105,355	92,342
Loss on divestitures	-	24,225	-	24,225
Other operating (income) expense, net	(127)	16,169	18,669	4,826
	641,721	566,832	2,615,182	1,840,912

Income from operations	217,743	238,865	1,109,411	367,130

Interest expense, net
Interest expense	(4,216)	(10,752)	(20,461)	(23,972)
Interest and investment income	4,523	154	7,299	628
	307	(10,598)	(13,162)	(23,344)

Income before nonoperating expenses	218,050	228,267	1,096,249	343,786

Nonoperating expenses
Non-service related pension and postretirement benefit costs	(652)	(1,087)	(2,841)	(4,339)
Net loss resulting from early retirement of debt	(277)	-	(14,420)	-
	(929)	(1,087)	(17,261)	(4,339)

Income before income taxes	217,121	227,180	1,078,988	339,447
(Benefit from) provision for income taxes	(253,349)	574	(251,926)	1,874

Net income	$470,470	$226,606	$1,330,914	$337,573

Net income per common share
Basic earnings per share	$26.28	$14.72	$77.67	$22.04
Diluted earnings per share	$23.18	$11.92	$63.88	$19.20

Weighted average shares outstanding
Basic weighted average shares outstanding	17,900	15,392	17,136	15,318
Diluted weighted average shares outstanding	20,310	19,015	20,985	17,579

Dividends declared per common share	$10.75	$0.25	$25.11	$0.25

Adjusted EBITDA (A)	$256,526	$304,413	$1,260,432	$533,430

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$236,059	$325,194
Short-term investments	36,993	14,463
Restricted cash	1,100	1,101
Trade accounts receivable	236,999	324,304
Other receivables	18,301	8,271
Inventories	223,015	156,734
Other current assets	71,384	52,804
Total current assets	823,851	882,871

Property, plant and equipment, net	1,187,028	1,120,043

Other assets
Deferred income taxes	209,470	-
Equity investments	17,267	15,403
Fund for asset retirement obligations	135,993	20,000
Other noncurrent assets	59,499	78,843
Total other assets	422,229	114,246
Total assets	$2,433,108	$2,117,160

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$211,848	$131,986
Accrued expenses and other current liabilities	157,043	167,304
Current maturities of debt	57,988	223,050
Total current liabilities	426,879	522,340
Long-term debt	116,288	337,623
Asset retirement obligations	235,736	192,672
Accrued pension benefits	1,101	1,300
Accrued postretirement benefits other than pension	49,674	73,565
Accrued workers’ compensation	155,756	224,105
Other noncurrent liabilities	82,094	81,689
Total liabilities	1,067,528	1,433,294

Stockholders' equity
Common Stock	288	255
Paid-in capital	724,660	784,356
Retained earnings	1,565,374	712,478
Treasury stock, at cost	(986,171)	(827,381)
Accumulated other comprehensive income	61,429	14,158
Total stockholders’ equity	1,365,580	683,866
Total liabilities and stockholders’ equity	$2,433,108	$2,117,160

Arch Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended December 31,
	2022	2021
	(Unaudited)
Operating activities
Net income	$1,330,914	$337,573
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	133,300	120,327
Accretion on asset retirement obligations	17,721	21,748
Deferred income taxes	(222,023)	8
Employee stock-based compensation expense	27,383	20,539
Amortization relating to financing activities	2,459	6,549
(Gain) loss on disposals and divestitures, net	(997)	23,276
Reclamation work completed	(13,720)	(39,047)
Contribution to fund asset retirement obligations	(115,993)	(20,000)
Changes in:
Receivables	77,274	(212,950)
Inventories	(66,281)	(30,726)
Accounts payable, accrued expenses and other current liabilities	84,947	45,547
Income taxes, net	(30,507)	1,820
Coal derivative assets and liabilities, including margin account	1,274	(2,072)
Other	(16,211)	(34,308)
Cash provided by operating activities	1,209,540	238,284

Investing activities
Capital expenditures	(172,728)	(245,440)
Minimum royalty payments	(1,069)	(1,186)
Proceeds from disposals and divestitures	1,972	21,228
Purchases of short-term investments	(39,731)	-
Proceeds from sales of short-term investments	17,337	87,486
Investments in and advances to affiliates, net	(9,575)	(3,303)
Cash used in investing activities	(203,794)	(141,215)

Financing activities
Payments on term loan due 2024	(273,788)	(7,895)
Proceeds from equipment financing	-	19,438
Proceeds from tax exempt bonds	-	44,985
Payments on convertible debt	(208,130)	-
Net payments on other debt	(11,235)	(11,195)
Debt financing costs	(1,035)	(2,057)
Purchase of treasury stock	(156,790)	-
Dividends paid	(456,392)	(3,830)
Payments for taxes related to net share settlement of equity awards	(7,052)	(4,840)
Proceeds from warrants exercised	19,540	1,175
Cash (used in) provided by financing activities	(1,094,882)	35,781

(Decrease) increase in cash and cash equivalents, including restricted cash	(89,136)	132,850
Cash and cash equivalents, including restricted cash, beginning of period	326,295	193,445

Cash and cash equivalents, including restricted cash, end of period	$237,159	$326,295

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$236,059	$325,194
Restricted cash	1,100	1,101

	$237,159	$326,295

Arch Resources, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	December 31,	December 31,
	2022	2021

	(Unaudited)
Term loan due 2024 ($6.5 million face value)	$6,502	$280,353
Tax exempt bonds ($98.1 million face value)	98,075	98,075
Convertible Debt ($13.2 million face value)	13,156	121,617
Other	59,472	70,836
Debt issuance costs	(2,929)	(10,208)
	174,276	560,673
Less: current maturities of debt	57,988	223,050
Long-term debt	$116,288	$337,623

Calculation of net (cash) debt
Total debt (excluding debt issuance costs)	$177,205	$570,881
Less liquid assets:
Cash and cash equivalents	236,059	325,194
Short term investments	36,993	14,463
	273,052	339,657
Net (cash) debt	$(95,847)	$231,224

Arch Resources, Inc. and Subsidiaries
Operational Performance
(In millions, except per ton data)

	Three Months Ended December 31, 2022		Three Months Ended September 30, 2022		Three Months Ended December 31, 2021
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	2.3		1.9		2.0

Segment Sales	$408.0	$179.98	$346.0	$181.34	$393.4	$198.26
Segment Cash Cost of Sales	196.8	86.83	191.3	100.27	171.4	86.38
Segment Cash Margin	211.2	93.15	154.7	81.07	222.0	111.88

Thermal
Tons Sold	16.1		18.4		18.8

Segment Sales	$315.0	$19.58	$366.2	$19.94	$289.0	$15.41
Segment Cash Cost of Sales	253.1	15.73	271.0	14.76	222.1	11.84
Segment Cash Margin	61.9	3.85	95.2	5.18	66.9	3.57

Total Segment Cash Margin	$273.0		$249.9		$288.9

Selling, general and administrative expenses	(26.1)		(26.1)		(25.7)
Other	9.6		(0.8)		41.2

Adjusted EBITDA	$256.5		$223.0		$304.4

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended December 31, 2022	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Condensed Consolidated Income Statements	$516,742	$342,722	$-	$859,464
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	909	-	909
Transportation costs	108,785	26,834	-	135,619
Non-GAAP Segment coal sales revenues	$407,957	$314,979	$-	$722,936
Tons sold	2,267	16,091
Coal sales per ton sold	$179.98	$19.58

Quarter ended September 30, 2022	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Condensed Consolidated Income Statements	$444,306	$419,529	$-	$863,835
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	14,701	-	14,701
Transportation costs	98,292	38,595	-	136,887
Non-GAAP Segment coal sales revenues	$346,014	$366,233	$-	$712,247
Tons sold	1,908	18,365
Coal sales per ton sold	$181.34	$19.94

Quarter ended December 31, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Revenues in the Condensed Consolidated Income Statements	$455,610	$350,087	$-	$805,697
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	20,456	-	20,456
Coal sales revenues from idled or otherwise disposed operations	-	-	1	1
Transportation costs	62,235	40,639	(1)	102,873
Non-GAAP Segment coal sales revenues	$393,375	$288,992	$-	$682,367
Tons sold	1,984	18,759
Coal sales per ton sold	$198.26	$15.41

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated Income Statements, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended December 31, 2022	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Condensed Consolidated Income Statements	$305,597	$282,117	$(6,863)	$580,851
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	2,165	-	2,165
Transportation costs	108,785	26,834	-	135,619
Cost of coal sales from idled or otherwise disposed operations	-	-	(9,702)	(9,702)
Other (operating overhead, certain actuarial, etc.)	-	-	2,839	2,839
Non-GAAP Segment cash cost of coal sales	$196,812	$253,118	$-	$449,930
Tons sold	2,267	16,091
Cash cost per ton sold	$86.83	$15.73

Quarter ended September 30, 2022	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Condensed Consolidated Income Statements	$289,610	$313,430	$6,987	$610,027
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	3,825	-	3,825
Transportation costs	98,292	38,595	-	136,887
Cost of coal sales from idled or otherwise disposed operations	-	-	4,277	4,277
Other (operating overhead, certain actuarial, etc.)	-	-	2,710	2,710
Non-GAAP Segment cash cost of coal sales	$191,318	$271,010	$-	$462,328
Tons sold	1,908	18,365
Cash cost per ton sold	$100.27	$14.76

Quarter ended December 31, 2021	Metallurgical	Thermal	All Other	Consolidated
(In thousands)
GAAP Cost of sales in the Condensed Consolidated Income Statements	$233,626	$262,726	$(5,577)	$490,775
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	62,235	40,639	(1)	102,873
Cost of coal sales from idled or otherwise disposed operations	-	-	(7,746)	(7,746)
Other (operating overhead, certain actuarial, etc.)	-	-	2,170	2,170
Non-GAAP Segment cash cost of coal sales	$171,391	$222,087	$-	$393,478
Tons sold	1,984	18,759
Cash cost per ton sold	$86.38	$11.84

Arch Resources, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021

	(Unaudited)		(Unaudited)
Net income	$470,470	$226,606	$1,330,914	$337,573
(Benefit from) provision for income taxes	(253,349)	574	(251,926)	1,874
Interest expense, net	(307)	10,598	13,162	23,344
Depreciation, depletion and amortization	34,352	35,886	133,300	120,327
Accretion on asset retirement obligations	4,431	5,437	17,721	21,748
Loss on divestitures	-	24,225	-	24,225
Non-service related pension and postretirement benefit costs	652	1,087	2,841	4,339
Net loss resulting from early retirement of debt	277	-	14,420	-

Adjusted EBITDA	$256,526	$304,413	$1,260,432	$533,430
EBITDA from idled or otherwise disposed operations	(10,800)	(8,168)	(828)	2,469
Selling, general and administrative expenses	26,084	25,663	105,355	92,342
Other	2,743	(32,349)	10,857	(9,702)

Segment Adjusted EBITDA from coal operations	$274,553	$289,559	$1,375,816	$618,539

Segment Adjusted EBITDA
Metallurgical	211,317	221,439	1,021,932	442,830
Thermal	63,236	68,120	353,884	175,709

Total Segment Adjusted EBITDA	$274,553	$289,559	$1,375,816	$618,539

Discretionary cash flow
	Three Months Ended December 31,	Twelve Months Ended December 31,
	2022	2022
	(Unaudited)	(Unaudited)
Cash flow from operating activities	$194,309	$1,209,540
Less: Capital expenditures	(78,211)	(172,728)
Discretionary cash flow	$116,098	$1,036,812